Exhibit 99.1

For Immediate Release

Contact:

    Patrick Pedonti

    Chief Financial Officer

    Tel: +1-860-298-4738

    E-mail: InvestorRelations@sscinc.com

SS&C to Acquire Thomson Reuters PORTIA Business

Acquisition Strengthens SS&C’s Portfolio Management Suite

WINDSOR, CT – February 29, 2012 - SS&C Technologies Holdings, Inc. (Nasdaq: SSNC), a global provider of financial services software and software-enabled services, today announced it has entered into a definitive agreement to acquire Thomson Reuters PORTIA business, an industry leading middle-to-back office investment operations platform, for $170 million. The transaction is scheduled to close in the second quarter of 2012, subject to regulatory approval and satisfaction of customary closing conditions.

PORTIA provides a broad set of middle-to-back office capabilities that allow investment managers to track and manage the day-to-day activity in their investment portfolios. Its offering will complement SS&C’s existing solutions portfolio, and build upon SS&C’s history of success in financial technology development. The acquisition adds over 140 staff across locations in Boston, Bangalore, London, Hong Kong, Singapore, Dubai, Tokyo and Bangkok. Christy Bremner, President, PORTIA, will continue in her current leadership role.

“Joining SS&C is a great opportunity for the long-term success of our business. The commercial synergies of the deal should drive growth and investment for our business, and deliver significant incremental value to our clients,” said Christy Bremner, President, PORTIA. “We have a highly talented team, with an impressive track record, excellent product offerings, and loyal customers and as part of SS&C, we will be better positioned to deliver innovation to the global financial markets community.”

“This deal significantly adds to our offerings in the portfolio management software industry,” said Bill Stone, Chairman and Chief Executive Officer, SS&C Technologies Holdings, Inc.” We look forward to working with Christy and her team to expand our offerings to the global financial services industry. We have a strong history of acquiring complementary businesses as part of our overall growth strategy and expect this to be accretive in 2012.”

About PORTIA

PORTIA provides a broad set of middle-to-back office capabilities that allow investment managers to track and manage the day-to-day activity in investment portfolios required to support global accounting requirements. Offered on a deployed and hosted basis, the solution supports a broad range of functions including corporate action processing, internal, client and regulatory reporting, performance measurement and attribution and post trade compliance. PORTIA is the choice of investment managers in over 40 countries who manage assets totaling more than US $10 trillion.

About SS&C Technologies

SS&C is a global provider of investment and financial software-enabled services and software focused exclusively on the global financial services industry. Founded in 1986, SS&C has its headquarters in Windsor, Connecticut and offices around the world. 5,000 financial services organizations, from the world’s largest to local financial services organizations, manage and account for their investments using SS&C’s products and services. These clients in the aggregate manage over $16 trillion in assets.

Additional information about SS&C (NASDAQ: SSNC) is available at www.ssctech.com.

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